Exhibit 99.1

PRESSRELEASE www.HelixESG.com

Helix Energy Solutions Group, Inc. • 400 N. Sam Houston Parkway E., Suite 400 • Houston, TX 77060-3500 • 281-618-0400 • fax: 281-618-0505

For Immediate Release	07-009

	Contact:	Wade Pursell
Date: May 2, 2007	Title:	Chief Financial Officer

Helix Reports First Quarter Results
HOUSTON, TX —Helix Energy Solutions (NYSE: HLX) reported first quarter net income of $55.8 million, or $0.60 per diluted share.
Summary of Results
(in thousands, except per share amounts and percentages)

	First Quarter		Fourth Quarter
	2007	2006	2006

Revenues	$396,055	$291,648	$395,839

Gross Profit	135,615	102,266	150,980
	34%	35%	38%

Net Income	55,820	55,389	162,479	*
	14%	19%	41%

Diluted Earnings Per Share	0.60	0.67	1.73	*
*Includes gain from sale of Cal Dive IPO of $96.5 million, net of taxes, or $1.02 per diluted share.
Martin Ferron, President and Chief Executive Officer of Helix, stated, “Historically Q1 has been our slowest quarter for earnings due to seasonality and scheduled maintenance activity. This, together with the planned ramp up in our oil and gas production this year, is why we guided that less than 20% of our 2007 earnings would occur in this Q1. Actual earnings were near where we expected, despite production being in the bottom third of our guidance range and another period of unscheduled downtime for the Q4000. This points to the continuing strengthening of the market for our Contracting Services and our performance in deepwater pipelay, robotics and shallow water services (Cal Dive) was particularly encouraging. Additionally we were extremely pleased with the outcome of our exploration program adding around 100 bcfe to our proven reserves. Obviously we were delighted to replace more than our anticipated 2007 production in just one quarter.”

     “During the improved weather of Q2 we will swing into action with our production enhancement efforts and the results should start to show in Q3. For that reason we expect our Q2 earnings performance to be similar to that achieved in Q1. We have also completed an assessment of the key variables that drive our earnings for the year and that will be covered in the conference call tomorrow. Based on this analysis, we narrow our full year earnings guidance range to $3.00 - $3.90/share.”
Financial Highlights
❖	Revenues: The $104.4 million increase in year-over-year first quarter revenues was driven primarily by significant improvements in contracting services revenues due to the introduction of newly acquired assets and improved market conditions. In addition, Oil and Gas sales increased $50.7 million due primarily to the production added from the Remington acquisition.

❖	Margins: 34% is essentially flat with the year ago quarter (35%) as improved margins in the Oil and Gas segment ($20.7 million Tulane write off in 1Q 2006) offset lower margins in the Contracting Services segment (Q4000 downtime in 1Q 2007 due to thruster problems).

❖	SG&A: $30.6 million increased $9.6 million from the same period a year ago due primarily to increased overhead to support the Company’s growth. This level of SG&A was 8% of first quarter revenues, slightly above the 7% in the year ago quarter.

❖	Interest Expense: $13.0 million is $10.5 million more than the $2.5 million in the first quarter of 2006 due primarily to the debt incurred for the cash portion ($835 million) of the Remington acquisition in July, 2006.

❖	Equity in Earnings: $6.1 million reflects primarily our share of Deepwater Gateway, L.L.C.’s earnings for the quarter relating to the Marco Polo facility.

❖	Income Tax Provision: The Company’s effective tax rate for the quarter was 34% which is essentially the same as last year’s first quarter.

❖	Shares Outstanding: On July 1, 2006, Helix acquired Remington Oil & Gas Corporation for approximately $1.4 billion paying approximately 58% with cash and 42% with Helix stock. The additional shares were the primary cause of total diluted shares outstanding increasing to 94.3 million for the first quarter 2007 from 83.8 million in the first quarter 2006. This increase was partially offset by the Company buying back $50 million (1.7 million shares) of its stock in the open market during the fourth quarter.

❖	Balance Sheet: Total consolidated debt as of March 31, 2007 was $1.45 billion. This includes $172 million under Cal Dive’s new revolving facility which is non-recourse to Helix. We had $203 million of cash and liquid investments on hand as of March 31, 2007. This represents 43% net debt to book capitalization and with $691 million of EBITDAX (excluding the gain on sale of the Cal Dive IPO) over the last twelve months, this represents 1.8 times trailing twelve month EBITDAX.
Further details are provided in the presentation for Helix’s quarterly conference call (see the Investor Relations page of www.HelixESG.com). The call, scheduled for 9:00 a.m. Central Daylight Time on Thursday, May 3, 2007, will be webcast live. A replay will be available from the Audio Archives page.
Helix Energy Solutions, headquartered in Houston, Texas, is an international offshore energy company that provides development solutions and other key life of field services to the open energy market as well as to our own reservoirs. Our oil and gas business is a prospect generation, exploration, development and production company. Employing our own key services and methodologies, we seek to lower finding and development costs, relative to industry norms.

FORWARD-LOOKING STATEMENTS
This press release and attached presentation contain forward-looking statements that involve risks, uncertainties and assumptions that could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, any projections of revenue, gross margin, expenses, earnings or losses from operations, or other financial items; future production volumes, results of exploration, exploitation, development, acquisition and operations expenditures, and prospective reserve levels of property or wells; any statements of the plans, strategies and objectives of management for future operations; any statement concerning developments, performance or industry rankings; any statements regarding future economic conditions or performance; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. The risks, uncertainties and assumptions referred to above include the performance of contracts by suppliers, customers and partners; employee management issues; complexities of global political and economic developments, geologic risks and other risks described from time to time in our reports filed with the Securities and Exchange Commission (“SEC”), including the Company’s Annual Report on Form 10-K for the year ending December 31, 2006 and subsequent quarterly reports on Form 10-Q. We assume no obligation and do not intend to update these forward-looking statements.

HELIX ENERGY SOLUTIONS GROUP, INC.
Comparative Condensed Consolidated Statements of Operations

	Three Months Ended Mar. 31,
(in thousands, except per share data)	2007	2006
	(Unaudited)

Net revenues	$396,055	$291,648
Cost of sales	260,440	189,382

Gross profit	135,615	102,266
Selling and administrative	30,600	21,028

Income from operations	105,015	81,238
Equity in earnings of investments	6,104	6,236
Net interest expense and other	13,012	2,190

Income before income taxes	98,107	85,284
Income tax provision	33,123	29,091
Minority interest	8,219	—

Net income	56,765	56,193
Preferred stock dividends	945	804

Net income applicable to common shareholders	$55,820	$55,389

Weighted Avg. Shares Outstanding:
Basic	89,994	77,969

Diluted	94,312	83,803

Earnings Per Share:
Basic	$0.62	$0.71

Diluted	$0.60	$0.67

Comparative Condensed Consolidated Balance Sheets

(in thousands)	Mar. 31, 2007	Dec. 31, 2006
	(Unaudited)
ASSETS
Current Assets:
Cash and equivalents	$183,134	$206,264
Short term investments	19,575	285,395
Accounts receivable	385,631	370,709
Other current assets	62,992	61,532

Total Current Assets	651,332	923,900

Net Property & Equipment:
Contracting Services	836,261	800,503
Oil and Gas	1,505,291	1,411,955
Equity investments	219,720	213,362
Goodwill	824,137	822,556
Other assets, net	123,030	117,911

Total Assets	$4,159,771	$4,290,187

LIABILITIES & SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$210,688	$240,067
Accrued liabilities	190,694	199,650
Income taxes payable	9,969	147,772
Current mat of L-T debt (1)	25,993	25,887

Total Current Liabilities	437,344	613,376

Long-term debt (1)	1,420,764	1,454,469
Deferred income taxes	454,539	436,544
Decommissioning liabilities	139,213	138,905
Other long-term liabilities	7,343	6,143
Minority interest	68,525	59,802
Convertible preferred stock (1)	55,000	55,000
Shareholders’ equity (1)	1,577,043	1,525,948

Total Liabilities & Equity	$4,159,771	$4,290,187

(1)	Net debt to book capitalization — 43% at March 31, 2007. Calculated as total debt less cash and equivalents and short-term investments ($1,244,048) divided by sum of total debt less cash and equivalents and short-term investments, convertible preferred stock and shareholders’ equity ($2,876,091).

Helix Energy Solutions Group, Inc.
Reconciliation of Non GAAP Measures
Three Months Ended March 31, 2007
Earnings Release:
Balance Sheet:                    “1.8 times trailing twelve month EBITDAX.”
Reconciliation From Net Income to EBITDAX (excluding gain on sale of Cal Dive IPO):

	1Q07	4Q06	3Q06	2Q06	1Q06
	(in thousands, except ratio)

Net income applicable to common shareholders	$55,820	$65,948	$57,029	$69,139	55,389
Preferred stock dividends	945	945	804	805	804
Income tax provision	28,617	34,166	31,409	35,887	29,091
Net interest expense and other	12,331	13,981	15,103	2,983	2,457
Non-cash stock compensation expense	3,267	2,797	1,910	2,251	1,565
Depreciation and amortization	67,558	61,809	63,879	34,346	33,226
Exploration expense	1,190	1,820	19,520	1,029	22,105
Share of equity investments:	—	—	—	—	—
Depreciation	1,004	1,004	1,004	1,003	1,008
Interest expense, net	(57)	(70)	(59)	(43)	(27)

EBITDAX	$170,675	$182,400	$190,599	$147,400	$145,618

Trailing Twelve Months EBITDAX	$691,074

Net Debt at March 31, 2007 (a)	$1,244,048

Ratio	1.8

We calculate EBITDAX as earnings before net interest expense, taxes, depreciation and amortization, exploration expense, non-cash stock compensation expense and our share of depreciation, net interest expense and taxes from our equity investments. Further, we reduce EBITDAX for the minority interest in Cal Dive that we do not own. EBITDAX margin is defined as EBITDAX divided by net revenues. These non-GAAP measures are useful to investors and other internal and external users of our financial statements in evaluating our operating performance because it is widely used by investors in our industry to measure a company’s operating performance without regard to items which can vary substantially from company to company and helps investors meaningfully compare our results from period to period. EBITDAX should not be considered in isolation or as a substitute for, but instead is supplemental to, income from operations, net income or other income data prepared in accordance with GAAP. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to our reported results prepared in accordance with GAAP. Users of this financial information should consider the types of events and transactions which are excluded.
(a) Total debt less cash, cash equivalents and short term investments